Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

June 2016 Performance Update

Equinox Frontier Funds Supplement Dated June 30, 2016 to Prospectus Dated April 29, 2016.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

June performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	June 30, 2016 MTD	June 30, 2016 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	2.92%	2.20%	$118.06
Equinox Frontier Long/Short Commodity Fund-1a	-1.65%	-1.91%	$92.95
Equinox Frontier Masters Fund-1	9.72%	6.18%	$119.85

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of June 30, 2016. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$263,733.13
Unrealized trading gain (loss)	(4,408.46)
Less: Commissions	(6,251.58)
Less: Trading Fee paid to Managing Owner	(14,144.78)
Interest income	2,911.98

Total Income	241,840.29
EXPENSES
Broker service fees	11,934.64
Incentive fees	14,525.28
Management fees	6,466.65

Total Expenses	32,926.57

Net Income (Loss)	$208,913.72

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	66,436.86799	$7,621,260.42	$114.71
Current month additions	145.42683	16,500.20
Current month redemptions	(6,391.67816)	(740,328.66)
Net income (loss) for current month		208,913.72	3.35

Net asset value, end of current month	60,190.61666	$7,106,345.68	$118.06

Monthly rate of return			2.92%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$20,884.26
Unrealized trading gain (loss)	(58,605.12)
Less: Commissions	(82.86)
Less: Trading Fee paid to Managing Owner	(6,546.59)
Interest income	266.93

Total Income	(44,083.38)
EXPENSES
Broker service fees	5,524.13
Incentive fees	0.00
Management fees	1,114.43

Total Expenses	6,638.56

Net Income (Loss)	$(50,721.94)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	36,829.06521	$3,480,717.60	$94.51
Current month additions	0.00000	0.00
Current month redemptions	(2,728.05857)	(260,195.68)
Net income (loss) for current month		(50,721.94)	(1.56)

Net asset value, end of current month	34,101.00664	$3,169,799.98	$92.95

Monthly rate of return			-1.65%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(1,427.05)
Unrealized trading gain (loss)	630,412.69
Less: Commissions	(2,674.73)
Less: Trading Fee paid to Managing Owner	(12,221.09)
Interest income	1,792.31

Total Income	615,882.13
EXPENSES
Broker service fees	10,311.70
Incentive fees	5,143.36
Management fees	10,034.97

Total Expenses	25,490.03

Net Income (Loss)	$590,392.10

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	56,709.49525	$6,194,132.86	$109.23
Current month additions	11.24185	1,261.41
Current month redemptions	(1,878.69815)	(213,120.25)
Net income (loss) for current month		590,392.10	10.62

Net asset value, end of current month	54,842.03895	$6,572,666.13	$119.85

Monthly rate of return			9.72%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$2,068,795.68
Unrealized trading gain (loss)	(76,760.20)
Less: Commissions	(47,546.28)
Less: Trading Fee paid to Managing Owner	(109,208.36)
Interest income	22,022.73

Total Income	1,857,303.57
EXPENSES
Trading fees	0.00
Broker service fees	19,272.76
Incentive fees	90,635.78
Management fees	49,381.10

Total Expenses	159,289.64

Net Income (Loss)	$1,698,013.93

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	447,064.23596	$55,943,666.10	$125.14
Current month additions	5,185.66797	628,074.48
Current month redemptions	(9,986.14711)	(1,194,741.79)
Net income (loss) for current month		1,698,013.94	3.91

Net asset value, end of current month	442,263.75682	$57,075,012.73	$129.05

Monthly rate of return			3.13%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$67,297.81
Unrealized trading gain (loss)	(205,653.41)
Less: Commissions	(270.80)
Less: Trading Fee paid to Managing Owner	(14,093.84)
Interest income	874.00

Total Income	(151,846.24)
EXPENSES
Trading fees	0.00
Broker service fees	5,759.01
Incentive fees	0.00
Management fees	4,073.32

Total Expenses	9,832.33

Net Income (Loss)	$(161,678.57)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	101,237.66631	$11,538,010.27	$113.97
Current month additions	312.13650	33,629.06
Current month redemptions	(4,502.61812)	(493,180.85)
Net income (loss) for current month		(161,678.58)	(1.48)

Net asset value, end of current month	97,047.18469	$10,916,779.90	$112.49

Monthly rate of return			-1.30%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(3,800.35)
Unrealized trading gain (loss)	1,924,379.28
Less: Commissions	(8,130.94)
Less: Trading Fee paid to Managing Owner	(37,198.20)
Interest income	5,465.24

Total Income	1,880,715.03
EXPENSES
Trading fees	0.00
Broker service fees	11,559.75
Incentive fees	15,801.11
Management fees	30,522.74

Total Expenses	57,883.60

Net Income (Loss)	$1,822,831.43

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	162,111.40512	$18,704,735.05	$115.38
Current month additions	717.28244	86,458.52
Current month redemptions	(3,677.41810)	(436,592.53)
Net income (loss) for current month		1,822,831.43	11.40

Net asset value, end of current month	159,151.26946	$20,177,432.47	$126.78

Monthly rate of return			9.88%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND